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                                                                    Exhibit 99.2

                   CYMER ANNOUNCES PRICING OF PRIVATE OFFERING
                        OF CONVERTIBLE SUBORDINATED NOTES

SAN DIEGO, Calif., - February 12, 2002 - Cymer Inc. (Nasdaq NM: CYMI) today announced the pricing of a private placement of $200 million of its 3.5% Convertible Subordinated Notes due February 15, 2009. The offering is expected to close on February 15, 2002. The company has also granted the initial purchasers an option to acquire an additional $50 million of the notes. The notes are convertible into shares of the company's common stock at a conversion price of $50.00 per share.

The company intends to use the net proceeds of the offering for general corporate purposes, including working capital, and to redeem the company's outstanding $ 147.3 million of 3 1/2%/7 1/4% Step-Up Convertible Subordinated Notes Due 2004.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities. The securities being offered have not been registered under the Securities Act, or applicable state securities laws. Unless so registered, the notes and any common stock issued upon conversion of the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.